CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 16 to Registration Statement No. 333-35587 of United of Omaha Separate Account B of our report dated April 23, 2008, related to the statutory financial statements of United of Omaha Life Insurance Company as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP


Omaha, Nebraska
April 28, 2008